Exhibit 1.5

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Pirelli & C. Real Estate S.p.A. securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Pirelli & C. Real Estate S.p.A. securities are intended to be made available within the United States in connection with the reorganization pursuant to an exemption from the registration requirements of the Securities Act.

The business combination described herein relates to the securities of a foreign company. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Pirelli & C. Real Estate S.p.A. and Pirelli & C. S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The materials attached herein may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may appear in a number of places in the materials attached herein and include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and global business, market share, financial results and other aspects of the activities and situation relating to Pirelli & C. Real Estate S.p.A.  Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors.  Readers are cautioned not to place undue reliance on those forward looking statements, which speak only as of the date of the materials. Pirelli & C. S.p.A. undertakes no obligation to release publicly the results of any revisions to these forward looking statements which may be made to reflect events and circumstances after the date of the materials.

PRESS RELEASE

EXTRAORDINARY SHAREHOLDERS’ MEETING OF PIRELLI & C. SPA:

•	RESOLVED TO CANCEL THE PAR VALUE OF THE SHARES AND REVERSE SPLIT ORDINARY AND SAVINGS SHARES INTO 1 NEW SHARE FOR EVERY 11 SHARES IN THE SAME CATEGORY HELD

• APPROVED THE SEPARATION OF PIRELLI RE FROM THE PIRELLI GROUP THROUGH A REDUCTION OF THE SHARE CAPITAL OF PIRELLI & C.

Milan, 15 July 2010 – The shareholders of Pirelli & C. S.p.A. met in an extraordinary session and resolved upon cancellation of the par value of the ordinary and savings shares, as well as a reverse stock split of the shares in a ratio of 1 new ordinary share or 1 new savings share for every 11 shares in the same category held, as well as on the subsequent amendments to the By-laws.

Following the reverse stock split, the total number of outstanding shares will be reduced to 487,991,493 shares, with no par value, of which 475,740,182 ordinary shares and 12,251,311 savings shares. The reverse stock split will be made effective presumably on Monday 26 July 2010 (or in the event of technical delays, the following Monday, 2 August), in accordance with the regulations applicable to the authorized intermediaries participating to the Monte Titoli centralized management system, at no cost to shareholders. The exact timing and details will be communicated to the market in a timely way.

Following the cancellation of the par value of the shares and the reverse stock split, the shareholders also approved, further to an amendment to Article 5 of the By-laws, the separation of Pirelli RE from the Pirelli Group by way of proportional assignment to ordinary and savings shareholders of 487,231,561 ordinary shares of Pirelli RE held by Pirelli & C.. To this end, the shareholders approved a reduction of the share capital in an amount equal to Euro 178,813,982.89, corresponding to the value of the Pirelli RE stake being assigned, determined on the basis of the official price of Pirelli RE shares as of 14 July 2010.

It is expected that the assignment of the Pirelli RE shares, in the ratio of one ordinary share of Pirelli RE for each ordinary or savings share of Pirelli & C. held after the reverse stock split, will be completed within the month of October, after the term provided by the applicable law has elapsed.

***
Pirelli Press Office – Tel. +39 02 64424270 – pressoffice@pirelli.com
Pirelli Investor Relations – Tel. +39 02 64422949 – ir@pirelli.com
www.pirelli.com